Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Form S-8 No. 333-230720 pertaining to the ARRIS International plc 2016 Stock Incentive Plan and Form S-8  No. 333-191959  pertaining to the CommScope Holding Company, Inc. 2013 Long-Term Incentive Plan, Amended and Restated CommScope Holding Company, Inc. 2011 Incentive Plan, Amended and Restated CommScope, Inc. 2006 Long-Term Incentive Plan, Amended and Restated CommScope, Inc. 1997 Long-Term Incentive Plan, Andrew Corporation Management Incentive Program, and the Options Granted to Non-Employee Directors Outside of a Plan of our report dated March 1, 2019, with respect to the consolidated financial statements of ARRIS International plc included in this Current Report on Form 8-K/A.

/s/ Ernst & Young LLP

Atlanta, Georgia

April 9, 2019